Exhibit 10.2

[Maine & Maritimes Corp. Letterhead]

March 12, 2010

[Executive]

[Address]

[Address]

Re:	Confirmation of Certain Compensation Arrangements

Dear [Executive]:

As you know, BHE Holdings Inc. (“Parent”) and BHE Holding Sub One Inc. (“Merger Sub”) intend to acquire all of the shares of Maine & Maritimes Corporation (the “Company”) pursuant to the merger agreement, to be dated as of the date hereof (as may be amended, modified and supplemented from time to time, the “Merger Agreement”). We also refer you to (i) the Employee Retention Agreement by and between the Company and you, dated as of [date] (the “Retention Agreement”), (ii) the Company’s 2010 Executive Compensation Plan (the “2010 Plan”) and (iii) all other Contracts and arrangements to which you are party relating to a change of control of the Company or any of its Subsidiaries or the termination of your employment, if any (any such Contracts or arrangements, the “Other Arrangements”). Capitalized terms used, but not defined herein, shall have the meanings ascribed to those terms in the Merger Agreement.

Given the impact that the consummation of the Merger will have on the 2010 Plan and, as a result, the Retention Agreement, the Company and you hereby agree by signing this letter agreement (the “Agreement”) that, subject to the consummation of the Merger:

1.	The only payments to which you will be entitled under the Retention Agreement, the 2010 Plan and the Other Arrangements are those payments described on Schedule A attached to this Agreement (collectively, the “Agreed-Upon Payments”).

2.	The term of the Retention Agreement is extended to December 31, 2011. In addition, from and after June 1, 2011 through December 31, 2011, you shall also be entitled, upon eight (8) weeks’ prior written notice to the Company, to terminate your employment without Good Reason (as defined in the Retention Agreement, as amended by this Agreement), and in such event, receive payments under the Retention Agreement, as amended by this Agreement, as if such termination was with Good Reason.

3.	Upon your receipt of the Agreed-Upon Payments, you forever release in full Parent, Merger Sub, the Company and their respective affiliates, directors, officers, stockholders, agents and representatives, and the respective successors and assigns of each of the foregoing, from all claims, demands, obligations and liabilities, whensoever arising out of, in connection with, or relating to, the Retention Agreement, the 2010 Plan and the Other Arrangements other than the Agreed-Upon Payments.

This Agreement shall be effective as of the Effective Time, and shall be of no further force and effect if the Merger Agreement is terminated pursuant to its terms.

This Agreement is governed in accordance with the laws of the state of Maine, without regard to principles of conflicts of laws. The parties hereto may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which shall be an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement. This Agreement may not be amended, modified or supplemented without the prior written consent of Parent, the Company and you. This Agreement is binding on the successors and assigns of the Company, and any assigns shall assume the Company’s obligations hereunder in writing.

[The remainder of this page is left blank intentionally.]

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

Maine & Maritimes Corporation

By:

Name:
Title:

Acknowledged and Agreed as of the date first written above.

[Executive]

Acknowledged and Agreed as of the date first written above.

BHE Holdings Inc.

[Signature Page to Confirmation Agreement – [Executive]]

Schedule A – [Name of Executive]

In the event that any severance becomes due and payable in accordance with the terms and conditions of the Retention Agreement, as amended by this Agreement, the amount of such severance shall be payable in cash and in an amount equal to the following:

•	Your Base Salary (which is $ ) multiplied by two (2) (i.e., $ ), plus

•	Rights to benefits pursuant to Section 3 of the Retention Agreement for the periods specified therein, plus

•	Any accrued but unpaid vacation (as of the time of your termination) in accordance with the Company’s policies.

As a condition to receiving any such severance, you must sign a general release in a form reasonably acceptable to the Company.

In accordance with the terms and conditions of the 2010 Plan, as amended by this Agreement, the amount of such awards shall be payable in cash, in an amount equal to the following and at the following times:

•	Short Term Award Payment:

The Company will pay you an amount equal to the “Target” level (which is $                     in your case) promptly (but in no event greater than ten (10) business days) after the Closing Date.

In the event that (i) you remain employed as of the close of business on December 31, 2010 and (ii) the Company’s actual fiscal year 2010 results would result in a payment greater than the “Target” level, then the Company will pay you an additional amount equal to the amount to which you are entitled above the “Target” level based on such actual fiscal year 2010 results (up to an additional $                     in your case) as soon as practicable after the Company’s audited fiscal year 2010 financial results become available (but in no event later than March 31, 2011).

•	Long Term Award Payment:

The Company will pay you an amount equal to the “Target” level (which is $                 in your case) promptly (but in no event greater than ten (10) business days) after the Closing Date.

You will not be entitled to payments under any Other Arrangements.

The Company intends that all payments under the Retention Agreement and 2010 Plan (each, as amended by this Agreement) be structured in compliance with, or to satisfy an exemption from, Section 409A of the Internal Revenue Code and all present and future regulations, guidance, compliance programs and other interpretative authority thereunder (collectively, “Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of any such payments. In that regard, the Company may, in its sole discretion and without your prior consent, amend this Agreement (including this Schedule A) or take any other actions (including amendments and actions with retroactive effect) as are necessary or appropriate to (a) exempt any such payments from the application of Section 409A, (b) preserve the intended tax treatment of any such payments or (c) comply with the requirements of Section 409A, in each such case, while giving due regard for preserving, as closely as reasonably practicable, the economic benefits intended to flow to you under the Retention Agreement and 2010 Plan (each, as amended by this Agreement).

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Employees Who Have Executed Above Executive Confirmation Agreement with MAM:

Executive

Brent M. Boyles, President and Chief Executive Officer

Patrick C. Cannon, VP, General Counsel, Secretary and Clerk

Michael A. Eaton, VP, Information Technology and Customer Service

Michael I. Williams, SRVP, Chief Financial Officer, Treasurer and Assist. Secretary

Randi J. Arthurs, VP, Accounting, Controller, and Asst. Treasurer

Tim D. Brown, VP, Engineering and Operations

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